Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Voyager Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	1,897,868 shares (2)	$3.78 (3)	$7,173,941.04 (3)	$92.70 per $1,000,000	$665.03
Total Offering Amounts					$7,173,941.04		$665.03
Total Fee Offsets							$0
Net Fee Due							$665.03

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 1,518,295 shares issuable under the 2015 Stock Option and Incentive Plan and (ii) 379,573 shares issuable under the 2015 Employee Stock Purchase Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on March 4, 2022, in accordance with Rule 457(c) under the Securities Act, for the 1,897,868 shares issuable in the aggregate under the 2015 Stock Option and Incentive Plan and 2015 Employee Stock Purchase Plan that are not subject to outstanding equity awards.